Prospectus Supplement #1	Filed pursuant to Rule 424(b)(3)
(to prospectus dated January 17, 2003)	Registration No. 333-89666

ADAPTEC, INC.

3% Convertible Subordinated Notes Due 2007 and
Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement relates to the resale by the holders of our 3% convertible subordinated notes due 2007 and the shares of our common stock issuable upon the conversion of the notes.  You should read this prospectus supplement in conjunction with the prospectus dated January 17, 2003, which is to be delivered with this prospectus supplement.

The information in the table appearing under the heading “Selling Securityholders” in the prospectus is amended by the addition of the information appearing in the table below with respect to persons not previously listed in the prospectus, and by superceding the information with respect to persons previously listed in the prospectus that are listed below:

	Principal Amount of Notes		Number of Shares of Common Stock
Selling Securityholder (1)	Beneficially Owned and Offered Hereby (1)	Percentage of Notes Outstanding	Beneficially Owned (1)(2)	Offered Hereby	Owned After the Offering

Alta Partners Holdings LDC (4)	38,000,000	15.20%	2,481,713	2,481,713	0
Amaranth LLC (5)	25,075,000	10.03%	1,637,604	1,637,604	0
Castle Convertible Fund (30)	300,000	*	19,592	19,592	0
KBC Financial Products USA Inc. (31)	3,200,000	*	208,986	208,986	0
Sunrise Partners Limited Partnership (25)	4,425,000	*	288,989	288,989	0
The Fondren Foundation (7)	175,000	*	11,428	11,428	0
Wachovia Securities (27)	5,713,000	2.29%	373,106	373,106	0

(1)          Information regarding the selling securityholders may change from time to time.  Any such changed information will be set forth in prospectus supplements if and when necessary.  Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling securityholders provided information to us regarding their notes.

(2)          Assumes a conversion price of approximately $15.31 per share and a cash payment in lieu of any fractional share interest.  However, this conversion price will be subject to adjustment as described under “Description of Notes—Conversion Rights.”  As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(4)          The authorized agents of Alta Partners, LP, Scott Creedon, David Goldstein and Chris Keller, have investment control over these securities.

(5)        Nicholas Maounis, an authorized agent for Amaranth LLC, has investment control over these securities.

(7)          Nick Calamos, Senior Executive Vice President, Head of Investments and Chief Investment Officer of Calamos Investments, has investment control over these securities.

(25)    S. Donald Sussman, an authorized agent for Sunrise Partners Limited Partnership, has investment control over these securities.

(27)    Alan Burims, an authorized agent for Wachovia Securities, has investment control over these securities.

(30)    Alison Barbi, portfolio manager for Castle Convertible Fund, has investment control over these securities.

(31) Luke Edwards, Managing Director for KBC Financial Products USA Inc., has investment control over these securities.

Investing in our common stock or the notes involves a high degree of risk.  Please carefully consider the “Risk Factors” beginning on page 7 of the prospectus, as well as the “Risk Factors” sections included in our recent reports filed with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended December 31, 2002.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 11, 2003.